Exhibit No. 99.1

Contacts:	Investors:	Media:
	Deborah R. Jacobson	Mark Semer
	LIN TV Corp.	Kekst and Company
	(401) 457-9403	(212) 521-4802

LIN TV CORP. REPORTS SECOND-QUARTER 2004 RESULTS

PROVIDENCE, RHODE ISLAND, July 29, 2004 – LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the second quarter and six months ended June 30, 2004.

Net income for the second quarter of 2004 was $14.6 million, or $0.29 per share, compared to a net loss of $11.2 million, or $0.23 per share, during the second quarter of 2003. The results include a $1.5 million charge for early extinguishment of debt in the second quarter of 2004 compared to a similar charge of $23.6 million in the second quarter of 2003. The second-quarter 2004 income statement includes, for the first time, the consolidated operations of Banks Broadcasting, Inc. (“Banks”), of which LIN owns 50% and is consolidated in accordance with FIN 46. The results include a minority interest of $245,000 attributable to the losses of Banks.

Net revenues for the second quarter of 2004 were $96.3 million, an increase of 8.0% over net revenues of $89.2 million in the second quarter of 2003. Direct operating and selling, general and administrative expenses, which exclude depreciation and amortization, increased 5.6% on an aggregate basis to $49.9 million from $47.2 million in the second quarter of 2003. Amortization of program rights increased 11.6% to $5.9 million in the second quarter of 2004 from $5.3 million in 2003, and depreciation and amortization increased 1.5% during the period to $8.0 million from $7.9 million. Corporate overhead decreased 6.0% to $3.9 million from $4.2 million in the comparable 2003 period. As a result, operating income increased 16.7% to $28.6 million in the second quarter of 2004 from $24.5 million in the comparable 2003 period.

For the six months ended June 30, 2004, the Company’s net income was $16.0 million, or $0.31 per diluted share, compared to a loss of $52.1 million, or $1.04 per diluted share, during the first half of 2003. Net revenue during the first six months of the year increased 8.2% to $176.2 million from $162.8 million for the six months ended June 30, 2003. Operating income increased 21.3% to $43.7 million from $36.0 million.

Capital expenditures were $8.3 million during the second quarter of 2004 compared to $4.1 million in the comparable quarter of 2003. The Company received $1.6 million in cash distributions from equity investments in the second quarters of both 2004 and 2003.

CEO Comment

Gary R. Chapman, LIN TV’s Chairman, President and Chief Executive Officer, said: “We are pleased by the revenue growth LIN TV posted in the second quarter, which was driven once again by increased spending by core advertisers. Approximately 36% of the increase in revenue in the second quarter was due to political spending and we are confident that the third and fourth quarters of 2004 will also benefit significantly from this important revenue stream. At the same time, we are building assets that have the potential to contribute to revenue growth when political revenue decreases in 2005 and beyond.

“Specifically, we have recently launched a new programming platform for our Puerto Rican duopoly station, WJPX-TV, in partnership with MTV. Similar to our strategy in the contiguous United States, this duopoly station will target a younger audience, aged 12-24, than our traditional, news-oriented station, WAPA-TV. We believe that this undertaking and others will position LIN well for growth despite the current disappointing legislative environment, where we do not expect to see any meaningful change for some time,” Mr. Chapman concluded.

Balance Sheet

Total debt outstanding on June 30, 2004 was $669.8 million and cash and cash equivalent balances were $15.5 million at quarter-end. The Company purchased and retired an additional $14.0 million of senior unsecured 8% notes during the second quarter, leaving a face amount of $166.4 million outstanding. The Company’s senior secured credit facility contains a covenant obligating the Company to maintain consolidated leverage, as defined in the credit facility agreement, of not more than 5.75X beginning as of June 30, 2004. The Company’s net consolidated leverage as defined in the credit facility (total debt of $669.8 million minus up to $10 million of cash and cash equivalents divided by $132 million, representing trailing four quarters of broadcast cash flow less corporate overhead and including joint venture distributions) was approximately 5.0X as of June 30, 2004.

LIN TV had 50.3 million shares outstanding and 50.7 million fully diluted common shares outstanding as of June 30, 2004.

Guidance

Based on current pacings, LIN TV believes that third-quarter revenue growth will be in the mid teens compared to net revenue from continuing operations of $84.3 million for the third quarter of 2003 (excluding WEYI-TV in Flint, Michigan, which the Company has sold). This growth projection anticipates net political revenue in the range of $14 million to $15 million for the balance of the year. Other guidance previously provided for the full year is updated below:

Direct operating and SG&A expenses	approximately $196-$198 million
Program amortization	approximately $22-$23 million
Cash payments for programming	approximately $24-$25 million
Depreciation and amortization	approximately $32-$33 million
Cash interest expense	approximately $38-$40 million
Corporate overhead	approximately $15-$16 million
Network compensation	approximately $10-$11 million
Capital expenditures	approximately $28-$30 million
Cash taxes	approximately $8-$9 million

Recent Developments

LIN TV is moving forward with the previously announced affiliation switch for WDTN-TV in Dayton, Ohio to NBC on August 30, 2004.

The Company completed the sale of WEYI-TV, the NBC affiliate serving Flint, Michigan, in May 2004. Operating results for WEYI-TV are reflected as discontinued operations for both 2003 and 2004.

About LIN TV

LIN TV Corp. is an owner and operator of network-affiliated television stations in mid-sized markets. Headquartered in Providence, Rhode Island, the Company operates 23 television stations in 13 markets, two of which are LMAs. LIN’s stations are:

Market	Station	DMA	Channel	Network
Indianapolis	WISH-TV	25	8	CBS
	WIIH-CA			Univision

New Haven	WTNH-TV	27	8	ABC
	WCTX-TV		59	UPN

Grand Rapids	WOOD-TV	38	8	NBC
	WOTV-TV		41	ABC
	WXSP-CA		LPs	UPN

Norfolk	WAVY-TV	41	10	NBC
	WVBT-TV		43	Fox

Buffalo	WIVB-TV	44	4	CBS
	WNLO-TV		23	UPN

Providence	WPRI-TV	48	12	CBS
	WNAC-TV		64	Fox (LMA)

Austin	KXAN-TV	54	36	NBC
	KNVA-TV		54	WB (LMA)
	KBVO-CA		LPs	Telefutura

Dayton	WDTN-TV	58	2	ABC[1]

Toledo	WUPW-TV	68	36	Fox

Fort Wayne	WANE-TV	104	15	CBS

Springfield	WWLP-TV	106	22	NBC

Lafayette	WLFI-TV	189	18	CBS

San Juan	WAPA-TV	NA	4	Independent
	WJPX-TV		24	Independent

[1]	WDTN will switch its affiliation to NBC effective August 30, 2004.

LIN TV also owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which is now consolidated with LIN as a result of FIN 46 and which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. Finally, LIN is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.

Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.

Conference Call

LIN TV will hold a conference call to discuss its second quarter 2004 results TODAY, Thursday, July 29, 2004, at 8:30 am ET. To participate in the call, please call (800) 474-8920 (U.S. callers) or (719) 457-2727 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 594790. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).

If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today until Thursday, August 6, 2004 at midnight ET. The replay can be accessed by dialing (888) 203-1112 (U.S. callers) or (719) 457-0820 (international callers), and using passcode 594790. The replay can also be accessed at the company’s website from 1:00 pm today until midnight on August 4, 2004.

Safe Harbor Statement

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

# # #

LIN TV CORP.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Net revenues	$96,338	$89,204	$176,182	$162,831

Operating costs and expenses:
Direct operating (excluding depreciation of $7.8 million and $7.8 million for the three months ended June 30, 2004 and 2003, respectively and $15.3 million and $15.4 million for the six months ended June 30, 2004 and 2003, respectively)	25,390	24,746	50,020	48,963
Selling, general and administrative	24,488	22,478	46,988	43,231
Amortization of program rights	5,911	5,296	11,635	10,496
Corporate	3,930	4,182	8,028	8,102
Restructuring charge	—	102	—	102
Depreciation and amortization of intangible assets	8,041	7,919	15,817	15,907

Total operating costs	67,760	64,723	132,488	126,801

Operating income	28,578	24,481	43,694	36,030

Other income (expense):
Interest expense	11,957	15,233	23,696	35,754
Investment income	(85)	(370)	(170)	(750)
Share of income in equity investments	(2,597)	(1,689)	(2,764)	(1,400)
Minority interest in loss of Banks Broadcasting Inc.	(245)	—	(245)	—
Gain on derivative instruments	(3,630)	(4,760)	(4,620)	(4,760)
Loss on extinguishment of debt	1,510	23,580	4,447	53,105
Other, net	339	744	220	791

Total other expense, net	7,249	32,738	20,564	82,740

Income (loss) from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	21,329	(8,257)	23,130	(46,710)
Provision for income taxes	5,403	2,440	9,200	4,862

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	15,926	(10,697)	13,930	(51,572)

Discontinued operations:
Loss (income) from discontinued operations, net of tax provision of $104 and $208 for the three months ended June 30, 2004 and 2003, respectively, and $311 and $412 for the six months ended June 30, 2004 and 2003, respectively	25	(104)	(44)	(112)
Loss from sale of discontinued operations, net of tax benefit of $1,094 for the three and six months ended June 30, 2004 and $0 for the three and six months ended June 30, 2003	1,284	652	1,284	652
Cumulative effect of change in accounting principle, net of tax effect of $0	—	—	(3,290)	—

Net income (loss)	$14,617	$(11,245)	$15,980	$(52,112)

Basic income (loss) per common share:
Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$0.32	$(0.21)	$0.28	$(1.03)
(Loss) income from discontinued operations, net of tax	(0.00)	0.00	0.00	0.00
Loss from sale of discontinued operations, net of tax	(0.03)	(0.01)	(0.03)	(0.01)
Cumulative effect of change in accounting principle, net of tax	—	—	0.07	—
Net income (loss)	0.29	(0.23)	0.32	(1.04)
Weighted – average number of common shares outstanding used in calculating basic income (loss) per common share	50,271	49,942	50,232	49,923

Diluted income (loss) per common share:
Income (loss) from continuing operations before discontinued effect of change in accounting principle	$0.31	$(0.21)	$0.27	$(1.03)
(Loss) income from discontinued operations, net of tax	(0.00)	0.00	0.00	0.00
Loss from sale of discontinued operations, net of tax	(0.03)	(0.01)	(0.03)	(0.01)
Cumulative effect of change in accounting principle, net of tax	—	—	0.06	—
Net income (loss)	0.29	(0.23)	0.31	(1.04)
Weighted – average number of common shares outstanding used in calculating basic income (loss) per common share	50,731	49,942	50,753	49,923

Supplemental Financial Data:
Debt outstanding	$669,765	$734,058	$669,765	$734,058
Cash and cash equivalents	15,511	21,625	15,511	21,625
Capital expenditures	8,272	4,091	10,012	10,187
Program rights payments (excludes WEYI)	6,149	5,710	12,074	11,036
Capital distributions from equity investments	1,630	1,630	3,260	3,260
Cash taxes	3,452	1,466	3,452	4,117
Station non-cash items	277	281	554	549

Interest Expense Components:
Senior Credit Facility	$1,913	$1,684	$3,870	$3,221
$300,000, 8 3/8% Senior Subordinated Notes	—	5,164	—	11,445
$200,000, 6 1/2% Senior Subordinated Notes	3,290	1,806	6,540	1,806
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	823	434	1,604	434
$166,440, 8% Senior Notes	3,917	4,200	7,636	8,400
$276,000, 10% Senior Discount Notes	—	—	—	330
$100,000, 10% Senior Discount Notes	—	—	—	194
Other	4	—	4	—

Interest expense before amortization of discount and deferred financing fees	9,947	13,288	19,654	25,830
Amortization of discount and deferred financing fees	2,010	1,945	4,042	9,924

Total interest expense	$11,957	$15,233	$23,696	$35,754